Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended March 31, 2025

For Immediate Release

PORTLAND, Maine – May 14, 2025 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended March 31, 2025.

Product Sales Highlights:

●	Product sales during the first quarter of 2025 increased by 11% to approximately $8.1 million compared to the first quarter of 2024.

●	During the six-month period ended March 31, 2025, product sales increased by 28% to approximately $15.8 million compared to the six-month period ended March 31, 2024.

●	During the twelve-month period ended March 31, 2025, product sales increased by 28% to approximately $27.3 million compared to the twelve-month period ended March 31, 2024.

Preliminary, unaudited product sales for the first quarter of 2025 were first reported on April 8, 2025. There are no changes to those figures.

Management’s Discussion:

“Product sales during the first quarter of 2025 of $8.1 million set a record high for us, beating the previous record set during the fourth quarter of 2024,” commented Michael F. Brigham, President and CEO of ImmuCell. “We also set a quarterly record for net income, which totaled approximately $1.4 million, beating the previous record of $584,000 set during the first quarter of 2017.”

“As we continue to manufacture at our new, higher level of production output, we are working to reduce the backlog of orders and improve our gross margin,” continued Mr. Brigham. “The 42% gross margin recorded during the first quarter of 2025 represented an improvement over the gross margin of 37% recorded during fourth quarter of 2024.”

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“As our contract manufacturer continues to work to resolve inspectional observations at their facilities, we are moving ahead with Investigational Product use of Re-Tain® to collect market feedback about product performance in the field over the second half of 2025,” concluded Mr. Brigham. “At the same time, we are reducing product development expenses and exploring potential strategic options for our technology.”

Certain Other Financial Results:

●	Gross margin earned was 42% and 32% of product sales during the three-month periods ended March 31, 2025 and 2024, respectively.

●	Net income was $1.4 million, or $0.16 per diluted share, during the three-month period ended March 31, 2025, in contrast to a net loss of ($438,000), or ($0.06) per basic share, during the three-month period ended March 31, 2024.

●	Adjusted EBITDA (a non-GAAP financial measure described on page 5 of this press release) improved to approximately $2.3 million, $3.7 million and $3.3 million during the three-month, six-month and twelve-month periods ended March 31, 2025.

Balance Sheet Data as of March 31, 2025:

●	Cash and cash equivalents increased to $4.6 million as of March 31, 2025 from $3.8 million as of December 31, 2024, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital increased to approximately $12.1 million as of March 31, 2025 from $10.6 million as of December 31, 2024.

●	Stockholders’ equity increased to $29 million as of March 31, 2025 from $27.5 million as of December 31, 2024.

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Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals and pending or anticipated regulatory inspections of our facilities and those of our contract manufacturers; future demand for our products; future adoption of Re-Tain® by dairy producers; growth in acceptance of our First Defense® product line by dairy and beef producers; the impact of international disputes (including Russia’s invasion of Ukraine and unrest in the Middle East) on the world economy including inflation and the price and availability of grain and oil; the impact of the global supply-chain disruptions on our ability to obtain, in a timely and cost-effective fashion, all the supplies and components we need to produce our products; the impact of inflation, tariffs and rising interest rates on our operating expenses and financial results; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; future incidence rates of subclinical mastitis and producers’ level of interest in treating subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the efficacy of our contamination remediation efforts; whether or not we will experience future contamination events; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the robustness of our manufacturing processes to meet future demand and related technical issues; estimates about our future production capacity, efficiency and yield; the salability of products currently held in inventory pending regulatory approval; future regulatory requirements relating to our products; future expense ratios and margins; the future consequences and effectiveness of our investments in our business; future compliance with, or waivers of, bank debt covenants; anticipated changes in our manufacturing capabilities and efficiencies; our future effectiveness in competing against competitors within both our existing and our anticipated product markets; projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this earnings release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended March 31,
(In thousands, except per share amounts)	2025	2024

Product sales	$8,067	$7,258
Costs of goods sold	4,713	4,962
Gross margin	3,354	2,296

Sales and marketing expenses	857	801
Product development expenses	757	1,263
Administrative expenses	622	532
Operating expenses	2,236	2,596

NET OPERATING INCOME (LOSS)	1,118	(300)

Other income (expenses), net	331	(137)

INCOME (LOSS) BEFORE INCOME TAXES	1,449	(437)

Income tax expense	2	1

NET INCOME (LOSS)	$1,447	$(438)

Basic weighted average common shares outstanding	8,981	7,751
Basic net income (loss) per share	$0.16	$(0.06)

Diluted weighted average common shares outstanding	8,981	7,751
Diluted net income (loss) per share	$0.16	$(0.06)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of March 31, 2025	As of December 31, 2024
Cash and cash equivalents	$4,599	$3,758
Net working capital	12,054	10,631
Stockholders’ equity	28,994	27,518
Total assets	$45,622	$45,100

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported net income (loss). Adjusted EBITDA is calculated and reconciled to the most comparable GAAP financial measure in the following table:

	During the Three-Month Periods Ended March 31,		During the Six-Month Periods Ended March 31,
(In thousands)	2025	2024	2025	2024

Net income (loss)	$1,447	$(438)	$1,962	$(1,578)
Income tax expense	2	1	8	3
Interest expense (excluding debt issuance and debt discount costs)	117	136	242	278
Depreciation	671	663	1,340	1,332
Amortization (including debt issuance and debt discount costs)	16	15	31	30
Stock-based compensation expense	52	81	121	182
Adjusted EBITDA	$2,305	$458	$3,704	$247

	During the Twelve-Month Periods Ended March 31,
(In thousands)	2025	2024

Net loss	$(272)	$(3,897)
Income tax expense	11	4
Interest expense (excluding debt issuance and debt discount costs)	507	501
Depreciation	2,677	2,708
Amortization (including debt issuance and debt discount costs)	62	50
Stock-based compensation expense	297	354
Adjusted EBITDA	$3,282	$(280)

Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

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Conference Call:

The Company is planning to host a conference call on Thursday, May 15, 2025 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended March 31, 2025. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until May 22, 2025 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #4755970. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. An updated version of the slide deck is anticipated to be made available after the market closes on Wednesday, May 14, 2025.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, which provides Immediate Immunity™ to newborn dairy and beef calves, and is developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or pre-slaughter withdrawal label restrictions that provides an alternative to traditional mastitis antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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